SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF
THE SECURITIES EXCHANGE ACT OF 1934

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                          CD International Enterprises, Inc.
                _________________________________________________
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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CD International Enterprises, Inc.
431 Fairway Drive, Suite 200
Deerfield Beach, FL33441

INFORMATION STATEMENT

INTRODUCTION

    This information statement is being mailed or otherwise furnished to stockholders of CD International Enterprises, Inc., a Florida corporation (formerly known as China Direct Industries, Inc.) (the "Company"), in connection with the prior receipt by the Board of Directors of approval by written consent of the holders of a majority of the Company's Common and Preferred Stock (the "Voting Capital Stock") of a proposal (the "Proposal") to approve an amendment (the "RS Amendment") to the Certificate of Incorporation to effectuate one for two hundred reverse split for the Company's common stock.

On May 12, 2016, the Company's Board of Directors has received approval by majority stockholders to approve an amendment to the Company's Certificate of Incorporation (the "RS Amendment") and the filing of said amendment with the Secretary of State of State of Florida to effectuate a Reverse Stock Split of the Company's Common Stock, $.0001 par value, by a ratio of one for two hundred with such Reverse Split to be effective about June 20, 2016.

     This information statement is being first sent to stockholders on or about May 30, 2016.  The Company anticipates that the Amendment will become effective on or about June 20, 2016.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

VOTE REQUIRED

     The vote required to approve the Proposal is the affirmative vote of the holders of a majority of the Company's Voting Capital Stock, voting together on an as-converted basis.  Each holder of Common Stock is entitled to one vote for each share held.  Each holder of Series G Convertible Preferred is entitled to One Thousand (1,000) votes for each share held. The record date for purposes of determining the number of outstanding shares of Common Stock and Preferred Stock of the Company, and for determining stockholders entitled to vote, is the close of business on May 12, 2016 (the "Record Date").  On May 12, 2016, the Board of Directors of the Company adopted the resolution setting forth and recommending the Amendment that was approved by a written consent of majority stockholders.  As of the Record Date, the Company had outstanding 1,449,448,894 shares of Common Stock and 1,670,000 shares of Series G Convertible Preferred Stock.

VOTE OBTAINED - SECTION 607.0704 FLORIDA BUSINESS CORPORATION LAW

     Section 607.0704 of the Florida Business Corporation Law (the "Florida Law") provides that the written consent of the holders of the outstanding shares of Voting Capital Stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a special meeting.  Pursuant to Section 607.1003 of the Florida Business Corporation Law and the Bylaws of the Company, a majority of the outstanding shares of Capital Stock entitled to vote thereon is required in order to amend the Certificate of Incorporation. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the Amendment as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize, and did in fact obtain, the written consent of the holders of a majority in the interest of the Capital Stock of the Company.

     Pursuant to Section 607.0704 of the Florida Business Corporation Law, the Company is required to provide prompt notice of the taking of the corporate action without a meeting to the stockholders of record who have not consented in writing to such action.  This Information Statement is intended to provide such notice.  No dissenters' or appraisal rights under the Florida Law are afforded to the Company's stockholders as a result of the approval of the Proposal.

PROPOSAL TO REVERSE SPLIT OF
COMMON STOCK OF THE COMPANY

GENERAL

     On May 12, 2016, the Board of Directors approved, with a written consent by majority stockholders, an Amendment to the Company's Certificate of Incorporation to effectuate a reverse split at a ratio of one for two hundred.

As of the Record Date, the Company had outstanding 1,449,448,894 shares of Common Stock held by approximately 34 shareholders of record, and 1,670,000 shares of Series G Convertible Preferred Stock held by 1 shareholder.  A copy of the Company's proposed Certificate of Amendment effectuating the increase is attached hereto as Appendix A.

CERTAIN MATTERS RELATED TO THE PROPOSAL

     The Amendment will become effective upon filing the Amendment to the Company's Certificate of Incorporation.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company regarding the beneficial ownership of each class of the Company's voting securities as of May 12, 2016, by (a) each beneficial owner of more than 5% of the Company's Common Stock, (b) the executive officers of the Company; (c) each director of the Company and (d) all directors and executive officers of the Company as a group.  Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. The Series G Convertible Preferred Stock shareholder, holding 1,670,000,000 votes or approximately 53.5% of the voting equity of the Company, has voted in favor of the Amendment, thereby satisfying the requirement that at least a majority of the voting equity vote in favor of a corporate action by written consent.

Title of Class	Nature of Name and Address of Beneficial Owner	Amount and Percent of Beneficial Ownership
Common Stock	Yuejian Wang 431 Fairway Drive, Suite 200 Deerfield Beach	4,647,032 <1%
Common Stock	All Directors and Officers as a group (one person)	4,647,032 <1%
Series G Preferred Stock*	Xiangjun Wang 2008 Jiabin Road, Suite 2305 Shenzhen, China 518001	1, 670,000 53.5%

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*Xiangjun Wang is the sole shareholder of the Series G Preferred Stock, of which he owns 1,670,000 shares. Each share of the Series G Preferred Stock has the voting rights of 1,000 shares of Company's Common stock.

The Company believes that the beneficial owners of securities listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.  Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities.  Shares of stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

On May 12, 2016, our Board acted by unanimous written consent to adopt the RS Amendment to Article FOURTH of our Certificate of Incorporation effecting a Reverse Split of our Common Stock at a ratio of one for two hundred and with such Reverse Split to be effected on June 20, 2016. Effecting the Reverse Split requires that Article FOURTH of our Certificate of Incorporation be amended to include a reference to the Reverse Split. The additional text added to Article FOURTH is attached as Appendix A to this Information Statement. The RS Amendment will be effective upon the filing of the Certificate of Incorporation (or on such date and time as specified therein) in the form attached as  Appendix A  with the Secretary of State of the State of Florida with such filing to occur.

The intent of the Reserve Split is to increase the per share trading price of our Common Stock, which is currently trading on the OTC, to a level sufficiently for visibility and liquidity in the public market.

One principal effect of the Reverse Split would be to decrease the number of outstanding shares of our Common Stock. Except for de minimus adjustments that may result from the treatment of fractional shares as described below, the Reverse Split will not have any dilutive effect on our stockholders since each stockholder would hold the same percentage of our Common Stock outstanding immediately following the Reverse Split as such stockholder held immediately prior to the Reverse Split. The relative voting and other rights that accompany the shares of Common Stock would not be affected by the Reverse Split. The table below sets forth the number of shares of our Common Stock outstanding before and after the Reverse Split based on 1,449,448,894 shares of Common Stock outstanding as of the Record Date.

	Prior to the Reverse Split	After to the Reverse Split
Aggregate Number of Shares of Common Stock*	1,449,448,894	7,272,244
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*
The numbers in the table above do not reflect the possible exercise of outstanding options, warrants and convertible preferred stock which will be proportionately adjusted to give effect to the completion of the Reverse Stock Split.

The post-split shares estimate a specific number of rounded shares.

Although the Reverse Split will not have any dilutive effect on our stockholders, the proportion of shares owned by our stockholders relative to the number of shares authorized for issuance will decrease because the Reverse Split does not change the current authorized number of shares of capital stock from 2,520,000,000 shares, consisting of 2,500,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock. The remaining authorized shares of Common Stock and Preferred Stock may be used for various purposes, including, without limitation, raising capital, providing equity incentives to employees, officers or directors, effecting stock dividends, establishing strategic relationships with other companies and/or expanding our business through the acquisition of other businesses or products. By not reducing the number of authorized shares of Common Stock, the Company will have additional authorized but unissued shares of Common Stock available for any proper corporate purpose. As of the mailing date of this Information Statement, the Company has no specific definitive terms for the issuance of its Common Stock and/or Preferred Stock to raise capital. Nevertheless, in order to support our projected need for additional capital and to provide flexibility to raise the capital as necessary, our Board believes the number of authorized shares of Common Stock and Preferred Stock should remain at 2,500,000,000 and 20,000,000, respectively. It should be noted that as of the Record Date, the Company has outstanding 1,006 shares of Series A Preferred Stock and 1,670,000 shares of Series G Convertible Preferred Stock. The conversion rights and voting rights will be appropriately adjusted to give effect to the completion and effectiveness of the Reverse Stock Split.

Reasons for the Reverse Split

The primary objective of the Reverse Split is to raise the per share trading price of our Common Stock, which is currently trading only on the OTC, to allow for visibility of the stock in the public market.

Our Board has determined that by increasing the market price per share of our Common Stock, we would increase visibility and liquidity of the company's common stock. Our Board concluded that the liquidity and marketability of our Common Stock may be adversely affected if its price is trading too low. Our Board believes that current and prospective investors and the brokerage community may view an investment in our Common Stock more favorably if the stock price is trading at a higher level.

Our Board also has confidence that the Reverse Split and any resulting increase in per share price of our Common Stock should enhance the acceptability and marketability of our Common Stock to the financial community and investing public. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential buyers of our Common Stock, although we have not been told by them that is the reason for not investing in our Common Stock. Additionally, analysts at many brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks. Brokerage houses frequently have internal practices and policies that discourage individual brokers from dealing in lower-priced stocks. Further, because brokers' commissions on lower-priced stock generally represent a higher percentage of the stock price than commissions on higher priced stock, investors in lower-priced stocks pay transaction costs which are a higher percentage of their total share value, which may limit the willingness of individual investors and institutions to purchase our Common Stock.

Potential Disadvantages of the Reverse Split

As noted above, the principal purpose of the Reverse Split would be to potentially increase the per share market price of our Common Stock by factor of two hundred. We cannot assure you, however, that the Reverse Split will accomplish this objective for any meaningful period of time. While we expect that the reduction in the number of outstanding shares of Common Stock will increase the market price of our Common Stock, we cannot assure you that the Reverse Split will increase the market price of our Common Stock by an equivalent multiple, or result in any permanent increase in the market price of our Common Stock. The price of our Common Stock is dependent upon many factors, including our business and financial performance, general market conditions and prospects for future success. If the per share market price does not increase proportionately as a result of the Reverse Split, then the value of our Company as measured by our stock capitalization will be reduced, perhaps significantly.

Although our Board believes that the decrease in the number of shares of our Common Stock outstanding as a consequence of the Reverse Split and the anticipated increase in the market price of our Common Stock could encourage interest in our Common Stock and possibly promote greater liquidity for our stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Split.

Effecting the Reverse Split

Upon filing the definitive information statement with the SEC, the RS Amendment will be filed with the Secretary of State of the State of Florida twenty (20) days after mailing the definitive information statement to stockholders, which date is anticipated to be approximately June 20, 2016.

Upon the filing of the RS Amendment, without further action on our part or our stockholders, the outstanding shares of Common Stock held by stockholders of record as of the Effective Time would be converted into a lesser number of shares of Common Stock. For example, if you presently hold two hundred shares of our Common Stock, you would hold one share of our Common Stock following the Reverse Split.

Effect on Outstanding Shares, Options and Certain Other Securities

When the Reverse Split is implemented, the number of shares our Common Stock owned by each stockholder will be reduced in the same proportion as the reduction in the total number of shares outstanding, such that the percentage of our Common Stock owned by each stockholder will remain unchanged except for any de minimus change resulting from rounding up to the nearest number of whole shares so that we are not obligated to issue cash in lieu of any fractional shares that such stockholder would have received as a result of the Reverse Split. The number of shares of our Common Stock that may be purchased upon exercise of outstanding options or other securities convertible into, or exercisable or exchangeable for, shares of our Common Stock, and the exercise or conversion prices for these securities, will also be ratably adjusted in accordance with their terms as of the Effective Time.

Fractional Shares; Exchange of Stock Certificates

Our Board does not currently intend to issue fractional shares in connection with the Reverse Split. Therefore, we do not expect to issue certificates representing fractional shares. In lieu of any fractional shares, we will issue to stockholders of record who would otherwise hold a fractional share because the number of shares of Common Stock they hold before the Reverse Split is not evenly divisible by the Reverse Split ratio that number of shares of Common Stock as rounded up to the nearest whole share. For example, if a stockholder holds three hundred shares of Common Stock following the Reverse Split, that stockholder will receive a certificate representing one share of Common Stock. No stockholders will receive cash in lieu of fractional shares.

As of the Record Date, we had 34 holders of record of our Common Stock (although we have significantly more beneficial holders), and 2 holders of Series A Preferred Stock and 1 holder of 1,670,000 shares of Series G Convertible Preferred Stock. We do not expect the Reverse Split and the rounding up of fractional shares to whole shares to result in a reduction in the number of record holders.

On or after May 30, 2016, we will mail a letter of transmittal to each common stockholder. Each common stockholder will be able to obtain a certificate evidencing his, her or its post-Reverse Split shares only by sending Vstock Transfer as the exchange agent, the stockholder's old stock certificate(s), together with the properly executed and completed letter of transmittal and such evidence of ownership of the shares as we may require. Common stockholders will not receive certificates for post-Reverse Split shares unless and until their old certificates are surrendered. Common stockholders should not forward their certificates to the exchange agent until they receive the letter of transmittal, and they should only send in their certificates with the letter of transmittal. The exchange agent will send each common stockholder a new stock certificate after receipt of that common stockholder's properly completed letter of transmittal and old stock certificate(s). Preferred stockholders do not have to exchange their existing stock certificates for new certificates.

Common stockholders who hold shares in street name through a nominee (such as a bank or broker) will be treated in the same manner as common stockholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse Split for their beneficial holders. However, nominees may have different procedures and common stockholders holding shares in street name should contact their nominees. Common stockholders will not have to pay any service charges in connection with the exchange of their certificates.

Authorized Shares

When effectuating the Reverse Split, the authorized number of shares of our Common Stock will remain at 2,500,000,000. Accordingly, there will be no reduction in the number of authorized shares of our Common Stock in proportion to the Reverse Split ratio. As a result, the proportion of shares owned by our stockholders relative to the number of shares authorized for issuance will decrease and the additional authorized shares of Common Stock will be available for issuance at such times and for such purposes as our Board may deem advisable without further action by our stockholders, except as required by applicable laws and regulations.

The Reverse Split will have no effect on our authorized preferred stock except to proportionately adjust the conversion and voting ratios.

In accordance with our Certificate of Incorporation and Florida law, our shareholders do not have any preemptive rights to purchase or subscribe for any of our unissued or treasury shares.  No dissenters' or appraisal rights under the Florida Law are afforded to the Company's stockholders as a result of the approval of the Proposal.

Accounting Consequences

There will be no change in our par value per share of our Common Stock. Accordingly, as of the Effective Time, the stated capital attributable to Common Stock on our balance sheet will be reduced proportionately based on the Reverse Split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of our Common Stock outstanding.

Federal Income Tax Consequences

The following summary describes certain material U.S. federal income tax consequences of the Reverse Split to holders of our Common Stock. This summary addresses the tax consequences only to a beneficial owner of our Common Stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our Common Stock (a "U.S. holder"). This summary does not address all of the tax consequences that may be relevant to any particular stockholder, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to persons that may be subject to special treatment under U.S. federal income tax law or persons that do not hold our Common Stock as "capital assets" (generally, property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date hereof. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Split.

Each stockholder should consult his, her or its own tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the Reverse Stock Split.

The Reverse Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, no gain or loss should be recognized by a U.S. holder upon the Reverse Split. Accordingly, the aggregate tax basis in the Common Stock received pursuant to the Reverse Split should equal the aggregate tax basis in the Common Stock surrendered and the holding period for the Common Stock received should include the holding period for the Common Stock surrendered.

Text of Proposed Amendment; Effectiveness

The text of the proposed RS Amendment is set forth in Appendix A to this Information Statement. The RS Amendment will become effective upon its filing with the Secretary of State of the State of Florida or at the Effective Time and Date as specified in said filing.

Required Vote

Approval of the RS Proposal requires the affirmative vote of a majority of the issued and outstanding voting shares of Common Stock and Preferred Stock voting as one class. By approving Appendix A, our stockholders are authorizing our executive officers to make any necessary changes to Appendix A required by the Secretary of State of the State of Florida to file Appendix A with said Secretary.

Effective Date of the Amendment

The Certificate of Amendment of the Company will become effective upon the filing of the certificate of amendment to the Company's Certificate of Incorporation with Secretary of State of the State of Florida or at the Effective Time and Date as specified is said filing.  Pursuant to Rule 14c-2 under the Exchange Act, the foregoing Action may not become effective until a date that is at least 20 days after the date on which this Information Statement has been mailed to the stockholders of the Company.

No Meeting of Stockholders Required

The Company is not soliciting any votes with regard to the Proposal.  The principal stockholders of the Company intend to consent to the Proposal and they hold a majority of the total issued and outstanding shares of voting capital stock and, accordingly, such principal stockholders have sufficient shares to approve the Proposal.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

No officer or director of the Company has any substantial interest in the Proposal to be acted upon, other than as a stockholder or in his role as an officer and director of the Company.  No director of the Company has informed the Company that he intends to oppose the proposed action to be taken by the Company as set forth in this Information Statement.

ADDITIONAL INFORMATION

The Company files reports with the Securities and Exchange Commission (the "SEC").  These reports include annual and quarterly reports, as well as other information the Company is required to file pursuant to securities laws.  You may read and copy materials the Company files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov .

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one Information Statement is being delivered to multiple security holders sharing an address unless the Company received contrary instructions from one or more of the security holders.  The Company shall deliver promptly, upon written or oral request, a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered.  A security holder can notify the Company that the security holder wishes to receive a separate copy of the Information Statement by sending a written request to the Company at 431 Fairway Drive, Suite 200, Deerfield Beach, FL 33441.  A security holder may utilize the same address and telephone number to request either separate copies or a single copy for a single address for all future information statements, proxy statements and annual reports.

                              BY ORDER OF THE BOARD OF DIRECTORS

/s/ Yuejian (James) Wang
                              ____________________________________
                              Yuejian (James) Wang
                              Director and Chairman
                              May 27, 2016

APPENDIX A

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
CD International Enterprises, Inc.
(After Issuance of Stock)

           Pursuant to the provisions of Section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

     FIRST:     Article IV of the Articles of Incorporation is amended and restated in its entirety as follows:

                                   "Article IV

Upon the effectiveness (the "Effective Time") of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each share of Common Stock, par value $.0001 per share, issued and outstanding immediately prior to the Effective Time will be automatically combined and converted into that fraction of a share of Common Stock, par value $.0001 per share, of ratio at one for two hundred (the "Consolidation"). Notwithstanding the foregoing, no fractional shares shall be issued in connection with the Consolidation. Fractional shares shall be rounded up to the nearest whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock ("Old Certificates"), shall thereafter and without the necessity for presenting the same represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the rounding up of any fractional share interests as described above.

    SECOND:  This amendment was adopted by unanimous resolution of the Board of Directors on May 12, 2016, and by written consent of a majority of the shareholders of the Corporation on May 12, 2016.  The number of votes cast for the amendment by the shareholders was sufficient for approval."

     IN WITNESS WHEREOF, I have hereunto subscribed to and executed this Amendment to Articles of Incorporation as of this 12th day of May 2016.

__________________________________
Yuejian (James) Wang, Chairman and CEO